SETTLEMENT AGREEMENT AND RELEASE

      THIS SETTLEMENT AGREEMENT AND RELEASE ("Agreement") is made and entered into by and between MARK J. ALLEN (hereinafter referred to as "Allen"), and CSL LIGHTING MANUFACTURING, INC., a Delaware Corporation, (hereinafter referred to as "CSL") and is effective as of March 31, 1999.

                                    PREAMBLE:

      WHEREAS, Allen has been employed by CSL for many years;

      WHEREAS, Allen and CSL previously entered into that certain Employment Agreement effective October 1, 1998 ("Employment Agreement") whereby Allen's employment was continued by CSL on the terms and conditions of the Employment Agreement; and

      WHEREAS, Allen's active employment with CSL was modified on March 8, 1999 on the terms and conditions contained within that certain Stand-Still Agreement entered into by and between Allen and CSL on March 15, 1999 (the "Stand-Still Agreement"); and

      WHEREAS, Allen and CSL desire to settle fully and finally all differences between them, including, but in no way limited to, any differences that might arise out of Allen's employment with CSL, and the termination of those services.

                       THEREFORE IT IS AGREED AS FOLLOWS:

      FIRST: This Agreement shall not in any way be construed as an admission that:

            A. Allen has acted wrongfully with respect to CSL, or any other person or entity, or that CSL has any claims against Allen of any type; or

            B. CSL has acted wrongfully with respect to Allen or any other person, or that Allen has any claims against CSL of any type.

      SECOND: CSL and Allen represent, understand and agree that:

            A. Allen's employment with CSL terminated as of the close of business on March 31, 1999 (the "Termination Date") and from and after that date Allen has not been and shall not be required to perform any or all of his prescribed duties under the Employment Agreement, or otherwise, with the exception of those items that
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                  Allen has agreed, in the Stand-Still Agreement, to assist CSL and its accountants and attorneys with.

            B. Effective March 8, 1999, Allen has resigned as an officer of CSL and each of its affiliates and subsidiaries.

            C. Effective immediately following the consummation of the transactions contemplated by this Agreement, Allen shall resign as a Director of CSL and each of its affiliates and subsidiaries.

            D. Neither Allen nor CSL has filed any complaints or charges or lawsuits against the other with any governmental agency or any court, and that neither will do so at any time hereafter; provided, however, this shall not limit either party from filing a lawsuit for the sole purpose of enforcing their respective rights under this Agreement.

      THIRD: In consideration of Allen executing this Agreement and agreeing to be bound by its terms and conditions:

            A. CSL shall on April 15, 1999 pay to Allen the sum of TWO HUNDRED FIVE THOUSAND DOLLARS ($205,000) without deduction or offset of any type. Allen hereby acknowledges that he is solely responsible for any and all Federal employment and income tax withholding obligations in connection with such payment;

            B. CSL shall release and discharge Allen from any and all obligations Allen may have to CSL including, but not limited to, all outstanding loans, receivables, or advances from CSL to Allen;

            C. Allen shall retain the options held by him for the purchase of up to FIFTY-FIVE THOUSAND (55,000) SHARES of CSL stock (collectively the "Options") granted to and vested in him under the terms and conditions of the CSL Option Plan, and Allen hereby elects to exercise the Option on a "cashless" basis. In connection with such exercise, Options, CSL shall promptly cause its Transfer Agent to deliver a certificate representing 34,874 CSL shares to Allen without any cost to Allen. Any Options, which have not vested in Allen under the CSL Option Plan, shall immediately expire;

            D. Allen shall retain all shares of CSL common stock that are held of record or beneficially by him or his family;


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

            E. All CSL's claims to, rights in, title and interest in the Jeep automobile currently used by Allen are hereby transferred to Allen subject to the underlying lease obligations encumbering such vehicle. CSL shall be solely responsible for the payment of EIGHT HUNDRED SIXTY-SEVEN DOLLARS and 24/100 ($867.24) comprising the February and March 1999 monthly lease payments and late payment fees;

            F. Allen shall have unrestricted access to the CSL apartment in Valencia, California that he has occupied from time to time. All of the furniture, furnishings, clothing and other contents of the apartment ("Allen's belongings") are the property of Allen. Allen shall abandon the apartment and remove all of Allen's belongings therefrom prior to April 30, 1999. CSL shall bear all of the costs and expenses of the apartment through April 30, 1999 which charges shall include, but are not limited to, rent, telephone and utility charges. There are unpaid utility and telephone charges in the approximate amount of TWO HUNDRED DOLLARS ($200.00) which shall be immediately paid by CSL;

            G. It is agreed that the cumulative market value of all CSL property in the California apartment or Allen's Massachusetts office is ONE THOUSAND FIVE HUNDRED DOLLARS ($1,500.00). This property is hereby transferred to Allen;

            H. CSL shall provide Allen packing materials and bear the cost, not to exceed $2,500, of shipping Allen's belongings (including the CSL property transferred to Allen pursuant to the terms of this Agreement) to Allen's Massachusetts office;

            I. CSL and Allen agree that the letter in the form of Exhibit A hereto, shall be the only document transmitted by CSL or Allen to any third party concerning Allen's departure from CSL.

            J. CSL will, in response to all inquiries concerning Allen's departure from the employ of CSL, advise CSL employees, vendors and customers that Allen has left CSL to attend to other business interests;

            K. CSL shall reimburse Allen for or pay those business expenses set forth on Exhibit B hereto incurred by Allen in connection with his employment through the Termination Date; and

            L. CSL shall, at CSL's sole cost and expense, continue to provide Allen and his dependents with health insurance coverage


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

                  consistent with that currently provided to him for one year from the Termination Date. At the end of this period CSL shall give Allen the required notification of his COBRA and conversion privileges, which Allen may exercise at his sole cost.

      The payments called for in this paragraph THIRD shall be in lieu of and discharge any obligations of CSL to Allen for compensation, unused accrued vacation, or any other employment remuneration or benefit or any other amount now or hereafter due Allen by CSL.

      FOURTH: Allen understands and agrees that, except as otherwise provided for herein, as of the close of business on March 8, 1999, he was no longer authorized to incur any expenses, obligations or liabilities on behalf of CSL.

      FIFTH: CSL, its officers, employees, directors, representatives, agents, affiliates (including Interiors, Inc. and its officer, directors and employees), parents and subsidiaries (collectively, "CSL Persons"), shall not disparage or denigrate Allen directly or indirectly, in any manner. It is specifically acknowledged and agreed that the restrictions contained in the preceding sentence of this Paragraph FIFTH shall not restrict CSL Persons from testifying truthfully or providing information if compelled to do so by applicable law, or from freely communicating with their legal counsel.

            CSL acknowledges that its breach of the provisions contained in this Paragraph FIFTH would cause irreparable damage to Allen. These damages would be difficult, if not impossible, to measure. It is agreed that Allen's remedy at law for such breach would be inadequate and, therefore, Allen shall be entitled, in addition to any other remedy available to him, temporary or permanent injunctive relief to enjoin any breach of this provision.

      SIXTH: Allen shall not disparage or denigrate any CSL Person, in any manner. It is specifically acknowledged and agreed that the restrictions contained in the preceding sentence of this Paragraph SIXTH shall not restrict Allen from testifying truthfully or providing information if compelled to do so by applicable law, or from freely communicating with his legal counsel.

            Allen acknowledges that his breach of the provisions contained in this Paragraph SIXTH would cause irreparable damage to CSL. These damages would be difficult, if not impossible, to measure. It is agreed that CSL's remedy at law for such breach would be inadequate and, therefore, CSL shall be entitled, in addition to any other remedy available to it, temporary or permanent injunctive relief to enjoin any breach of this provision.

      SEVENTH: The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid


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

and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

      EIGHTH: Each party represents to the other and agrees that it will keep the terms, amount and fact of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone except as required by law or as compelled to do so by order of a governmental agency or court of law. Each party acknowledges that this Agreement (but not the Exhibits hereto) shall be an exhibit to the Company's filings under applicable securities laws.

      NINTH: As a material inducement to enter into this Agreement, Allen irrevocably and unconditionally releases, acquits and forever discharges the CSL Persons, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), known or unknown, suspected or unsuspected, which Allen may have against the CSL Persons, including those arising out of Allen's employment at and separation from CSL, including any alleged violations of the Employment Agreement. Notwithstanding the foregoing, this release is not intended to, and shall not relieve the CSL Persons of their respective duties, obligations and liabilities pursuant to this Agreement, including the Exhibits hereto which are incorporated herein by reference.

      TENTH: As a material inducement to enter into this Agreement, CSL and Interiors, Inc. ("Interiors"), on behalf of themselves and their respective officers, directors, shareholders, employees and agents (collectively the "Releasors") hereby irrevocably and unconditionally release, acquit and forever discharge Allen, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), known or unknown, suspected or unsuspected, which the Releasors may have against Allen, including those arising out of Allen's employment at and separation from CSL, including any alleged violations of the Employment Agreement. Notwithstanding the foregoing, this release is not intended to, and shall not relieve Allen of his duties, obligations and liabilities pursuant to this Agreement, including the Exhibits hereto which are incorporated herein by reference.

      ELEVENTH: Any controversy or claim arising out of, or relating to this Agreement, or the making, performance or interpretation thereof (except for the provisions of paragraphs FIFTH and SIXTH), shall be settled by arbitration in the State of New York in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Each party shall pay the fees and expenses of its respective witnesses and any other expenses connected with presenting its claim; provided, however, that the prevailing party shall be entitled, as part of any award, to recover its attorneys' fees. Other costs of the arbitration, including


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

the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and all other fees and costs, shall be borne equally (i.e., half and half) by the parties. Should either party institute any legal action or administrative proceeding with respect to any claim released by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

      TWELFTH: Each party represents and acknowledges to the other that in executing this Agreement it does not rely, and has not relied, upon any representation or statement not set forth in this Agreement made by the other party or by any party's agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

      THIRTEENTH: Each party represents and agrees that it has not previously assigned or transferred to any person or entity all or any portion of any claim covered by Paragraph NINTH or TENTH of this Agreement.

      FOURTEENTH: This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

      FIFTEENTH: This Agreement is made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the laws of California except as provided in Paragraph ELEVENTH. The language of all parts of this Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.


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

      SIXTEENTH: This Agreement, and Exhibit A, B and C which are hereby incorporated herein by reference, set forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

Date of Execution:
                                    --------------------------------------------
April 13, 1999.                     MARK J. ALLEN


Date of Execution:                  CSL LIGHTING MANUFACTURING INC.
April 13, 1999.

                                    By:
                                       -----------------------------------------
                                    Max Munn, Chief Operating Officer

Interiors, Inc. joins in this
Agreement with respect to its
obligations set forth in Paragraph
FIFTH and its release of Allen set
forth in Paragraph TENTH hereof.


INTERIORS, INC.

By:
   -----------------------------------------
   Max Munn, Chief Executive Officer


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